UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 16, 2015

BIOAMBER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Rene Levesque West, Suite 4310		3850 Annapolis Lane North, Suite 180
Montreal, Quebec, Canada H3B 4W8		Plymouth, Minnesota 55447
(Address of principal executive offices)

Registrant's telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2015, BioAmber Inc. (the “Company”) announced that Mario Saucier, 49 , has been appointed as the Company’s Chief Financial Officer effective as of January 4, 2016.  Mr. Saucier currently serves (as a consultant to the Company pursuant to a consulting agreement, dated September 28, 2015 (the “Consulting Agreement”), and receives a fee of CAD$200.00 per hour for providing various consulting services to the Company on a case by case basis. Andrew Ashworth, who serves as the Company’s Interim Chief Financial Officer, will continue to serve in that capacity until Mr. Saucier assumes his role as Chief Financial Officer on January 4, 2016.  Under the terms of his employment agreement, dated July 28, 2015 (the “Ashworth Employment Agreement”), Mr. Ashworth’s employment will terminate on January 28, 2016.

In connection with his hiring as consultant, Mr. Saucier received options pursuant to the Company’s 2013 stock option and incentive plan and entered into an employment agreement to be effective on January 4, 2016 when he assumes his role as Chief Financial Officer of the Company (the “Employment Agreement”).  The options grant Mr. Saucier the right to purchase 200,000 shares of the Company’s common stock with a 10-year term and at an exercise price equal to US$5.13, determined pursuant to the terms of the Company’s equity award grant policy. Twenty-five percent (25%) of the shares underlying the options will vest on January 4, 2017 with the remaining seventy-five percent (75%) to vest monthly over the three (3) following years, subject to Mr. Saucier’s continued employment with the Company and the terms of the Company’s 2013 stock option and incentive plan. At the time of change of control, all his options will vest immediately.

Pursuant to the Employment Agreement, Mr. Saucier will receive a base annual salary of CAD$340,000 and be eligible to receive an annual performance bonus targeted at 50% of his base salary, with the actual amount of such bonus, if any, to be determined by the Board of Directors. Mr. Saucier will also be entitled to participate in the benefits and insurance programs generally available to all Company employees.  Under the Employment Agreement, if Mr. Saucier is terminated without cause, he will be entitled to receive a severance payment of an amount equal to nine (9) months gross base salary plus one (1) month per year of service, up to a maximum of twelve (12) months, and a pro rata portion of (i) the average of the bonuses earned by Mr. Saucier for the two previous fiscal years if the termination occurs after December 31, 2017 or (ii) the bonus earned by Mr. Saucier for the previous fiscal year if the termination occurs after December 31, 2016 but on or before December 31, 2017.  If Mr. Saucier is terminated without cause in the twelve (12) months following a transaction involving a change of control of the Company, he will be entitled to the severance payment provided in the preceding sentence, except that the nine (9) month period is replaced by a eighteen (18) month period and the maximum of twelve (12) months is replaced by twenty-four (24) months.

The Employment Agreement contains customary confidentiality, non-solicitation and non-competition provisions.

Mr. Saucier was the Chief Financial Officer of Englobe from 2008 to 2013 and the Chief Accounting Officer of Quebecor World from 2005 to 2008.  From 1993 to 2005, he held a variety of positions at Bombardier Transport Group, including Vice-President of Finance and Administration, Vice-President SAP Implementation and Vice-President Strategy and Performance.  Since 2014, he has been the Chief Financial Officer of Gestion MB5, a privately held holding company for Norduyn Inc. and Transtex Composite Inc.  Mr. Saucier is a chartered professional accountant.

The foregoing summaries of and/or references to the Employment Agreement, the Consulting Agreement and the Ashworth Employment Agreement are qualified in their entirety by reference to the complete text of the Employment Agreement, the consulting agreement and the Ashworth Employment Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated by reference.

The full text of the press release issued by the Company on November 16, 2015 is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits

(d)      Exhibits

Exhibit
Number	Description
10.1	Employment Agreement, dated September 28, 2015, between the Company and Mario Saucier
10.2	Consulting Agreement, dated September 28, 2015, between the Company and Mario Saucier
10.3	Employment Agreement, dated July 28, 2015, between the Company and Andrew Ashworth
99.1	Press Release dated November 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2015	BIOAMBER INC.

	By:	/s/Jean-François Huc
Jean-François Huc
President, Chief Executive Officer and Director